UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2007

SMART MOVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32951	54-2189769
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5990 Greenwood Plaza Blvd. #390 Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 488-0204

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, Smart Move, Inc. (the “Company”) expected at July 31, 2007 to become in violation of a minimum liquidity loan covenant under Bank Notes pertaining to the Company’s loan facility with Silicon Valley Bank. As a result of the post-period loan covenant violation, the Company classified as notes payable, the current portion all amounts outstanding under the credit facility in its Form 10-QSB for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission on August 15, 2007.

On August 30, 2007, the Company entered into a default waiver and amendment to the loan and security agreement with Silicon Valley Bank. Under the waiver and amendment, Silicon Valley Bank agreed to waive the default existing at July 31, 2007 and to amend the financial covenants as of August 1, 2007. As amended, the Company is required to maintain, as of the last day of each month, a ratio of cash plus accounts net of reserves, to outstanding obligations of at least 2.50 to 1.00. As a result of receiving the limited waiver and amendment, the Company reclassified $95,766 (including discounts) of notes payable on its balance sheet from current liabilities to non-current liabilities.

There are no material relationships between the Silicon Valley Bank or its affiliates and the Company or its affiliates other than as parties to the Loan Agreement.

A copy of this default waiver and amendment is attached as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits
	10.1	Limited waiver and amendment to loan documents dated August 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Move, Inc.

September 5, 2007

By: /s/ Edward Johnson
Name: Edward Johnson
Title: Chief Financial Officer

Exhibit Index

EX. 10.1 Limited waiver and amendment to loan documents dated August 30, 2007.